Exhibit 99.2

MAC-GRAY CORPORATION

Moderator: Mike Shea

04-29-04/9:00 a.m. CT

Confirmation # 271543

MAC-GRAY CORPORATION

Moderator: Mike Shea

April 29, 2004

9:00 a.m. CT

Operator:  Good day everyone and welcome to the Mac-Gray Corporation First Quarter 2004 conference call.  Today’s conference is being recorded.

And now at this time for opening remarks and introductions, I would like to turn the call over to the Executive Vice President and Chief Financial Officer, Mr. Mike Shea.  Please go ahead sir.

Mike Shea:  Thank you April.  Good morning everyone and thank you all for taking the time to join us for Mac-Gray’s first quarter conference call.

Before we begin today’s call, I would like to remind everyone that under the Private Securities Litigation Reform Act of 1995, the statements contained in this presentation, which are not historical facts, such as those given in future competitive, success, financial performance and growth are forward-looking statements and are subject to change based on various factors which may be beyond the company’s control.

Accordingly, the future performance and financial results of the company may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the company’s filings with the Securities and Exchange Commission.

The company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements that may be made during today’s call.  As we discussed in our earnings release this morning, Mac-Gray posted record results for the quarter reflecting the benefits from our recent acquisition as well as positive year over year comparisons.

Total revenue for the first quarter ended March 31, 2004, was $43.6 million, an increase from $7.6 million or 21 percent from $36 million in the first quarter of 2003.  First quarter net income was $1.8 million or 14 cents per diluted share compared with $906,000 or seven cents per diluted share for the same period in 2003.  The acquisition affected our results in three ways.

First, the acquired assets, which were owned by Mac-Gray for the last 75 days of the quarter, generated approximately $5.9 million of incremental revenue accounting for 78 percent of the year over year revenue increase.  Second, to finance the all cash transaction, Mac-Gray amended its bank line and in doing so, incurred a pre-tax charge of $183,000 for the early extinguishment of debt.  Third, Mac-Gray realized the pre-tax book gain of $1.2 million on the sale of some western assets it sold to Web Service.

Excluding both the charge and the capital gain, earnings for the quarter were $1.3 million or 10 cents per diluted share.  In apples to apples, increase of 43 percent over the first quarter of 2003.  The revenues from laundry facilities management, which is where the acquired assets are reported, and which is our core business, rose $7.1 million or nearly 27 percent for the first quarter to $34 million, a record from 26.9 million for the first quarter of 2003.

In addition, to benefiting from the Web Service acquisition, our organic business grew by four percent, the highest rate since before apartment vacancy rates became the issue it has been for the last three years.  This business accounted for approximately 78 percent of total Mac-Gray revenue for the three months ended March 31, 2004, compared to 75 percent in last year’s comparable quarter.

Increasing the facilities management portion of the revenue was important because it also increases the predictability of revenue in earnings due to the annuity-like nature of this business.  In other words, the recurring predictable portion of our business has grown larger.  Our other laundry related business, commercial laundry equipment sales, continues to be more vulnerable to changes in the economy.

However, given that the first quarter is traditionally the slowest quarter for this business, the fact that sales were essentially flat over last year suggests that the business is stabilizing.  Commercial revenue for the quarter was $3 million.  This business is positioned well to take advantage of the strengthening economy.

We continue to see evidence that customers are becoming more willing to make purchase commitments and are more likely to obtain the necessary financing.  Our MicroFridge division posted respectable first quarter revenue.  Total sales increased by nearly 15 percent to $5.5 million from $4.8 million in the first quarter of 2003.  The trends we have experienced in recent quarters continued.

Within the government sector, first quarter sales grew 29 percent from 2.4 million in Q1 of 2003 to 3.1 million this year.  MicroFridge sales to the hotel sector was slightly up in the first quarter, 1.7 million in ‘04 versus 1.6 million in ‘03.  We continue to believe that we are well positioned in this sector as well with products directed at the lower price chains in the category.

Sales to the academic sector didn’t count for much in the first quarter, traditionally the slowest quarter of the year.  This year’s first quarter sales were basically flat with last year at approximately $450,000.

Turning now to total operating income where the results are we are most pleased with this quarter is that 21 percent increase in revenue produced a 38 percent in income from operations to $3.2 million from $2.4 million in the first quarter of 2003.  The comparison excludes the charge for the early extinguishment of debt that I mentioned earlier as well as the gain on the sale of assets.  Income from operations has increased as a percentage of revenue from 6.5 percent to 7.4 percent although the portfolio of assets and contracts we acquired has a higher rent expense associated with it than our pre-acquired laundry facilities business.

We achieved this improvement in margins through realizing some of the economies of combining the businesses and by controlling overall costs.  Interest and other expenses for the first quarter of 2004 increased by 38 percent to $1.1 million, up from $773,000 in the first quarter of 2003.  The increase results from the increase in borrowings to fund the January acquisition.

What is noteworthy is that on January 16, the day we closed the acquisition, our outstanding bank net balance was $87.1 million.  With our strong cash flow for the quarter, we were able to reduce the bank debt to $80.3 million by the end of the quarter, 75 days later.  Turning now to the March 31, 2004 balance sheet.

We have discussed the increase of debt to the January, ‘04 acquisition and the subsequent reduction since January 16 due to the positive cash flow.  The acquisition also brought with it cash in the field, maintenance inventory, field equipment and contract rights to which the company assigned the majority of the purchase price.

The company engaged in independent outside consultants for the purpose of allocating the purchase price.  During the past five years, we have focused on strengthening our balance sheet by improving working capital and ultimately reducing total ((inaudible)) debt.

One of the motivations for this discipline was to provide Mac-Gray with the flexibility to invest in our businesses and to make acquisitions when they become attractive.  As our actions in the first quarter demonstrate, we are still committed to an ongoing program of strengthening our balance sheet.

Now let me turn the call over to Stewart MacDonald.

Stewart MacDonald:  Thanks Mike.  As Michael indicated, Mac-Gray’s first quarter was a very strong one for the company.  There are three contributing factors that I would like to discuss in a little bit greater detail; (1) the organic revenue growth in our core contract facilities management business; (2) the successful integration of the Web Service acquisition; and (3) the encouraging MicroFridge story.

As most of you know, Mac-Gray’s laundry facilities management business is the cornerstone of the corporation.  Because most of this business is written with longer-term contracts and we continue to be successful at renewing over 95 percent of the contracts we attempt, the revenue stream from this business is very stable and has an annuity nature to it.

This core business has always been cash flow positive enabling us to support organic growth, reduce debt and make strategic acquisitions.  Mac-Gray’s laundry facilities management business, while remarkably resilient during the past four-year period of economic weakness, continues to be impacted by higher apartment vacancies in many of the geographic markets we serve, and higher apartment vacancies means fewer people doing laundry in our equipment.

There are several factors and trends that have contributed to the occupancy issue.  Markets remain under-rented because job losses and stubbornly high unemployment have forced residents to vacate apartments and move back home or double up with friends.  Like many others, we were encouraged by the March employment numbers, and we hope that they may indicate a reversal of this trend.

At the other end of the spectrum, low interest rates have enabled many apartment residents to become first-time homeowners.  Similarly, developers have also taken advantage of the low interest rate environment to build new apartment buildings.  However, our exposure to lower occupancy rates in our markets has been limited for two reasons.

First, our geographic dispersion has helped us.  Because economies are local and regional, occupancy rates do not change to the same degree or at the same time in all markets.  Second, our number one precedence in the college environment adds stable revenue as occupancy rates for college dormitories don’t really change, and here again, we manage under long-term contracts.

Because we’ve been able to offset the vacancies with several proactive steps that include adding new accounts through internal sales efforts, increasing (vend) prices and continuing to convert coin facilities to cards by renegotiating existing contracts and writing a higher percentage of new contracts as card accounts.

We have been able to consistently produce an organic growth rate of one to two percent and to maintain steady margins.  That we achieved a four percent increase in the organic growth in the first quarter suggests that some of the economic weakness may be abating.  Our first quarter numbers demonstrate the strong foundation our core business represents and serve as a platform for discussing the benefits we are deriving from our Web Service acquisition.

To remind our listeners, in January, Mac-Gray acquired the Eastern U.S. operations of Web Service Company, a privately held laundry facilities contract.  Mac-Gray purchased assets and laundry facility contracts located in 13 Eastern and Southeastern states and the District of Columbia.  Mac-Gray also sold its equipment and contracts to Web Service in several Western states generating the $1.2 million gains which Mike referred earlier.

Buying these Eastern United States assets was a unique strategic opportunity.  While geographic dispersion diversifies our risk, density within given markets increases our operating leverage.  The Web Service acquisition provided access to contiguous new markets, fill-in markets, adding to our density at the same time that it was increasing our geographic diversity.

The transaction strengthens our position as one of the top providers to the apartment and condominium markets in the East.  It also further bolstered our number one portfolio of colleges and universities, further solidifying our position as the largest facilities contractor for the academic market in the United States.  The first 100 days of the integration of the acquired assets proceeded on schedule.

As we knew it would, this process also benefited from the high caliber of both clients and employees that became part of the Mac-Gray system, as well as the commitment to excellence in customer service that was also part of the Web Service culture.  The overlapping key markets has enabled us to close four out of six branch offices retaining the most desirable locations.

Three of the closed offices were Web Services, the fourth was ours.  The integration will continue for the balance of this quarter and possibly into July.  Nevertheless, the accretive nature of the deal is already evident in our first quarter numbers.  Let me now turn to our MicroFridge division, which produced a strong quarter that accounted for 13 percent of Mac-Gray’s total first quarter revenue.

As Mike mentioned, MicroFridge’s strongest market is military housing where we have a competitive advantage, not only with our products, but also with our long history of dealing with the General Services Administration, the GSA.  Defense department spending on housing has been increasing, and with its current product lines, MicroFridge is well positioned to benefit.

Our MicroFridge sales to hotels and motels have been resilient.  Our target customer, the low-budget motel and hotel chains catering to extended stay guests, appears to continue to be less affected by economic pressures than the rest of the hospitality industry.

Before we open the call to questions, I would like to comment on our outlook.  Obviously in our core business, our outlook for 2004 has been enhanced by the acquisition, the integration of which is proceeding on schedule.  On our year-end conference call, I indicated our expectations that the full value of the acquisition would be evident in our numbers in the fourth quarter of 2004.

Given the smooth transition and the top to bottom compatibility of the two businesses, we are improving our outlook by advancing to the third quarter, our expectation of when the full impact of the acquisition could be realized.  Another contributor to an enhanced outlook is the return we expect to begin realizing on our innovative, intelligent laundry solutions suite of applications.

As you may recall, in 2003, we enhanced this suite with the addition of several new products.  Our new laundry view system now allows students at half a dozen colleges on line access to machine availability in resident’s hall’s laundry rooms as well as wireless notification of when their laundry is done.

Our precision wash system, which automatically injects laundry detergent into a machine’s wash cycle, allows students to no longer have to provide their own.  And laundry links and tech links are allowing customers and technicians alike access to on line scheduling information for service calls.

These products have generated a significant amount of interest and our sales force is in the process of responding to that interest from both existing and new customers.  Each product has the potential to increase revenues and/or reduce direct expenses, and we believe that over time, the entire suite will provide Mac-Gray with an advantage when competing for new contracts, particularly in the academic market.

I look forward to briefing our stakeholders on this subject after the third quarter, when the college – when the summer’s college business is concluded.  The outlook for MicroFridge is also improving as it continues to adjust its marketing strategy, offer a larger selection of products and develop new distribution channels.  We feel that this division may be in a position to experience some meaningful growth.

Again, we are very pleased with the progress we made in the quarter and the momentum we have introduced for the remainder of this year.

Now Mike and I would be glad to take any questions that you may have.  April, proceed?

Operator:  Sure.  The question and answer session will be conducted electronically today.  If you would like to ask a question, simply press the star key, followed by the digit one, on your touch-tone telephone.  Also, if you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

Once again, if you’d like to ask a question or make a comment, press star, one, at this time.  And we’ll pause for just a moment.

And we’ll first hear from Myron Kaplan who’s a private investor.

Myron Kaplan:  Yes.  Hi, hi guys.

Stewart MacDonald:  Good morning Myron.

Myron Kaplan:  Hi.  Good quarter.

Stewart MacDonald:  Thank you.

Mike Shea:  Thank you.

Myron Kaplan:  Yes.  I just wanted to ask you would you talk or speak a little bit more if you can about your expansion possibilities or acquisition possibilities?

Stewart MacDonald:  Well, we didn’t talk at all about it.  Right now, we’re digesting the January acquisition.  You know, because you and other very patient investors learned over the past four years, acquisitions in this industry come along quite irregularly and it takes a willing seller and a reasonable price.

We’re always engaged in ongoing dialogue of, you know, at various levels.  That continues to be the case, but I’m not going to raise anyone’s hopes or expectations that there’s another significant acquisition coming any time soon.

Myron Kaplan:  Right.  Well, thanks.  The numbers look very good.

Stewart MacDonald:  Sure.  Thanks Myron.

Operator:  Next we’ll hear from Jack Ripsteen for Potrero Capital Research.

Jack Ripsteen:  Hi.  Good morning.  Can you hear me?

Stewart MacDonald:  We can hear you.  Good morning Jack.

Jack Ripsteen:  Great.  Thank you.  I just was hoping that you guys could just walk me through the cash flow a little bit.  It looks like if I add up the numbers, 6.2 million in quarterly pre-cash flow before paying down any debt.  Is that correct?

Mike Shea:  And before the unusual item.

Jack Ripsteen:  Right.  Correct.

Mike Shea:  I have about the same number.

Jack Ripsteen:  OK.  And so, can you give us the cap ex number for the quarter?

Mike Shea:  I can if you’ll hold on for a second.

Jack Ripsteen:  Sure.

Mike Shea:  It’s about $3.7 million.

Jack Ripsteen:  OK.  And from this number, could you give us some sort of annual update of where you think it might be based on the results?

Mike Shea:  Well, you know, we’re not doing any forecasting or giving any guidance.  I will tell you though that the seasonality of our business is such that the first quarter and the fourth quarter are the strongest for cash flow.

Jack Ripsteen:  OK.

Mike Shea:  Because the schools are all in session, so we’re getting that full blast of college and university revenue and also, our cap ex is a little higher when the schools are shut down because that’s when we’re doing our school capital improvements and our additions.  So the first quarter, capital may be a little lower than normal and it’s the high end of that seasonality factor.

Jack Ripsteen:  OK.  And then in terms of sort of optimal – I mean, obviously the debt you guys took on, which I thought was pretty smart to pay for the acquisition that way, what do you think the optimal, you know, not looking out at any acquisition, but just if you were starting to pay down debt, what would the optimal capital structure be do you think?

Mike Shea:  Meaning what our desired debt level is?

Jack Ripsteen:  Correct.

Mike Shea:  Well, there’s two reasons we’d like to reduce debt, reducing interest costs, carrying costs and also positioning for any possible acquisition down the road.  At this rate, if you look at last year and the year before, we’re reducing the debt on an annual basis by some substantial numbers.  What we’re striving for is to reduce it to zero and to be able to finance further acquisitions.

Jack Ripsteen:  If I were to – if I were to (model) this out, it looks to me like maybe in two years – the end of two years, that would be about 50 million on the current payment structure plus what the covenants had earned the debt right now.  Is that about right?

Mike Shea:  That’s right.  And if you look at the last two or three years, you’ll find the same type of ratios working for you.

Jack Ripsteen:  OK.  Great.  Thank you guys.

Mike Shea:  You’re welcome.

Operator:  Next we’ll hear from Mark Cooper of Wells Capital.

Mark Cooper:  Thanks Mike and Stewart.  In your 10-K, you present some segment data that are laundry facilities management, equipment sales, et cetera, and then you also present sales, route sales, sales and then other revenue, and you talked about one of those items in your press release.  Is there any way to get a schedule to, you know, continue a quarterly monitor of this?

Mike Shea:  In addition to the segment reporting?

Mark Cooper:  Well, you don’t have any segment reporting on this specific statement.  You did in some of the narrative, but, you know, I don’t write fast enough.

Mike Shea:  Oh, you mean, well, Mark, if you wait for the Q, which will be out in two weeks, you’ll get the segment reporting there.

Mark Cooper:  OK.  You talked about cash flow at 6.2 million.  Is that the cash flow from operations that’s going to show up on that cash flow statement?

Mike Shea:  I don’t have it in front of me, but like I said to Jack, that’s about what my number is.

Mark Cooper:  OK.  Thank you.

Mike Shea:  By the way, EBITDA before those adjustments was 8.5 million in the first quarter of ‘04.

Mark Cooper:  OK.  Let me – let me ask you a question about that then.  Is there a minimum net worth test on your – that facility?

Mike Shea:  Yes, there is.

Mark Cooper:  And is that – what is that?  I’m sure it’s published and I can look for it, but what is it?

Mike Shea:  Well, I don’t mind telling you.  It’s – we have to contribute theoretically to the formula, one-half of net income and minimum net worth wouldn’t – cannot be below what it was on the day we signed the loan agreement, which was approximately $63 million.

Mark Cooper:  So that – I’m sorry.

Mike Shea:  So it’s half of earned income from that date forward.  So right now, that covenant is – I don’t have it in front of me, but we’re almost $10 million over that covenant I think.

Mark Cooper:  So you have the potential for a $10 million – excuse me, write down of that intangible before your book covenant gets (stripped)?

Mike Shea:  Yes, that’s true, but that’s not something on our minds at all.

Mark Cooper:  I realize it’s not on your mind.  I’m just sort of …

Mike Shea:  The contracts – the laundry facilities management contracts which are now valued on the books for approximately $75 million, they were far in excess of that.  I mean, we had no trouble doing a test of that asset and meeting that asset on the books.

Mark Cooper:  What is the speed of the write down of that intangible then?  Is it five, 10 years?  Or is it …

Mike Shea:  No.  It’s 20 years.

Mark Cooper:  It’s 20 years?

Mike Shea:  Yes.  That’s what the independent consultant came up with and that’s what our auditors agreed with and that’s what management agreed with.

Mark Cooper:  But none of your contracts are 20 years?

Mike Shea:  Well, no.  An average contract is somewhere in the seven to 10 year range, but when you consider that we’re renewing nearly all of them that are up for renewal each year, it’s easy to see that the average contract will extend for at least 20 years.

Mark Cooper:  OK.  OK.

Stewart MacDonald:  There’s some contracts that are 55 years old if you want to sign it that way.

Mark Cooper:  Sure.  No, I understand.  I’m just trying to get the scope of, you know, a doomsday scenario, not suggesting that it’s going to happen, but …

Mike Shea:  Yes, I understand.

Mark Cooper:  Thank you.

Mike Shea:  Thanks Mark.

Operator:  As a reminder, if you would like to ask a question, press star, one, at this time.  And we’ll take our next question from Andy Kurita of Kettle Hill Partners.

Andy Kurita:  Hi guys.

Stewart MacDonald:  Yes, good morning.

Mike Shea:  Hi Andy.

Andy Kurita:  Hey, how are you doing?  I was wondering about are there any integration charges that were expected to ((inaudible)) with the P&L this quarter or if you did receive any synergy benefit in the quarter?

Mike Shea:  We did.  We did receive some benefit.  As Stewart mentioned, in the first quarter, the acquisition became accretive and the cost – there was some costs that we incurred in the first quarter that were a little out of the ordinary that won’t reoccur in subsequent quarters, but the majority of the costs of integration were negotiated during the deal process.

So to close these facilities – for instance, Stewart mentioned that we have consolidated four facilities.  Well, we never assumed the liabilities of those leases or never bought those properties, so there was no cost associated with that consolidation process.

Andy Kurita:  OK.  But just to – you mentioned that you expected the full benefits to be realized in the third quarter, so from that, I should take away that in the first quarter …

Mike Shea:  We’re ramping up.

Andy Kurita:  You’re ramping up?

Mike Shea:  Yes.  It will be the third quarter before we’ll be sitting here taking a number and trying to multiply it by four.

Andy Kurita:  OK.  Great.  And just to clarify, the 6.2 million, was that free cash flow or cash flow from operations you were referring to in the first quarter?

Mike Shea:  That was EBITDA less interest expense.  Am I right Jack?

Andy Kurita:  OK.  And then working capital changes were probably a positive for you in the quarter?

Mike Shea:  Actually, working capital changes if you exclude the refinancing of the debt, because that moved a lot of the debt up to current since December 31, that working capital improved.

Andy Kurita:  OK.  Great.  Thanks a lot.

Mike Shea:  OK Andy.

Operator:  Our next question comes from (Ed Braumfield) of (Parelake Partners).

(Ed Braumfield):  Good morning.

Stewart MacDonald:  Good morning.

Mike Shea:  Hi (Ed).

(Ed Braumfield):  I just wanted to follow up a little bit on the integration of the acquisition since it seems like you guys are making better progress than you had initially anticipated and was wondering if you could just give us a sense on a scale of, you know, one to ten, of the cost savings that you’ve realized in the first quarter?  Where are they relative to where you think they would be on an annual basis?

Mike Shea:  Well, in the first quarter, we broke out the revenue associated with the 75 days that we operated these assets.

(Ed Braumfield):  Right.

Mike Shea:  And because so much of the benefit is coming from the integration, it’s difficult to identify how much of it is specifically — how much of the improvement is specifically assignable to the integration.  Now, as we said, apples to apples, (variance) per share went from seven cents in ‘03 to 10 cents in ‘04.  Certainly some of that is attributable to the synergies achieved through adding $6 million of revenue and not all the expenses, but exactly how much, I can’t tell you because so much of it is just the integration of similar functions into similar facilities.

(Ed Braumfield):  OK.  Could you give us a sense for what other actions you’ll be taking over the next few quarters?  It sounds like you already have closed I guess a few of the facilities and that’s reflecting the first quarter numbers.  What else are you going to be doing that will show additional improvement to the cost structure?

Mike Shea:  Well, the three most significant opportunities or initiatives were facilities, people and vehicles.  Vehicles might not sound like a lot, but there were approximately 85 vehicles that came with the acquisition and one of the things we’re trying to do is to streamline that to a number that we think can be less than that due to the integration.

There may also be opportunities in purchasing and back room support, which we’re pursuing, but we can’t put a number on it yet.  But the – I want to point out that the primary function in this business is to service the machines and collect the money.

So when you acquire something, when you acquire a company in your market, you can eliminate the overhead, but you can’t eliminate the direct labor or the direct cost.  So the servicemen essentially are staying in place.  The collectors are essentially staying in place.  It’s the back room stuff that we can eliminate.

(Ed Braumfield):  OK.  So what of the back room has been eliminated, what hasn’t been eliminated?

Mike Shea:  Well, (Ed), I think I talked about that.  You know, the facilities, some of the admin people that were in the facilities that we eliminated, some of the vehicles, and now we’re – I would say those were the biggest apples on the tree and there are still others, but those are the big ones.

(Ed Braumfield):  OK.  Thanks.

Mike Shea:  You’re welcome.

Operator:  And there is one person remaining in our queue, however, if you would like to ask a question or make a comment, press star, one, at this time.  And we’ll now hear from Rick Teller of Pemberton Research.

Rick Teller:  Yes, good morning.  I imagine you experience some cost pressures from energy expense from running your equipment.  I was just wondering whether that was a big factor in the quarter, whether you expect it to continue?  And then similarly, was it necessary to raise prices on a lot of your equipment to cover that?

And I guess the last, because it all relates, is at this point, what percentage of your equipment can you adjust prices let’s say electronically in effect rather than sending somebody in to change the coin mechanisms?

Mike Shea:  Rick, I’ll take the first part of that and then I’m sure Stewart will help with your last question.  Typically in this business, in the overwhelming majority of contracts, the apartment or the college pays for their own utilities.

Rick Teller:  Oh, OK.  Good.

Mike Shea:  So we provide the equipment.  We provide the service.  We collect the cash.  We’ll pay them their share of the cash, but as far as utilities go, that’s the responsibility of the owner of the facility.  Regarding price increase, I think there were three questions.  I remember the first one and the third one.  Regarding price increases, we have a program that on a regular basis, we’ve used the price that we’re currently charging at our locations, what the market prices are meaning neighboring Laundromats in that market because that’s one of the competitors in our minds.

And thirdly, our card locations are – we are able to take price increases more often and in smaller increments where they’re appropriate.

Rick Teller:  Yes.  And what percentage at this point are card locations as opposed to coin op?

Stewart MacDonald:  Let me answer a different question.  Half of our revenue comes from card locations.  Excuse me, half of the revenue in the core business comes from card operated locations and half comes in the form of coin.  You asked about the feasibility of changing pricing electronically.  It’s not quite that simple.

You still have to – even when you negotiate a (vend) price increase, you still have to send someone into the room in order to reprogram the equipment.  In a coin-based world, you’re correct.  You’d have to change the coin slot, but even with an electronically, or a non-coin machine that is operated by either a smart card or a magnetic striped card, you still have to change the (vend) price at the machine.

It’s a lot simpler to do, but you still have to go into the room to do it.  We can’t – we can’t – we don’t do it from here.

Rick Teller:  Right.  Well, thanks.  I appreciate it.  I’m new to the stock so I just didn’t know this basic stuff.

Stewart MacDonald:  Sure.

Rick Teller:  Thanks.

Operator:  There are no further questions at this time.  I’d like to turn the call back over to Mr. McDonald for any additional or closing comments.

Stewart MacDonald:  Well, thank you all again for taking the time to join us this morning and feel free to contact us directly or phone or e-mail if you have any additional questions.  This concludes our call.

Operator:  This does conclude today’s teleconference.  Thank you all for your participation.  You may now disconnect.

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